INDEPENDENT AUDITORS' CONSENT






We consent to the use in this Form 8-K of Washington Real Estate Investment Trust ("WRIT") of our report dated December 4, 1998, relating to the audited historical summary of gross income and direct operating expenses of Woodburn Medical Park, for the year ended December 31, 1997. We also consent to the incorporation by reference of our report in WRIT's Form S-3 Number 333-23157 dated March 12, 1997, and in WRIT's Forms S-8 Number 33-63671 dated October 25, 1995, post effectively amended July 25, 1996 and Number 333-48081 dated March 17, 1998, and in WRIT's Form S-4 Number 333-48293 dated March 20, 1998.




STOY, MALONE & COMPANY, P.C.


Bethesda, Maryland
December 15, 1998